FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Third Quarter 2025 Financial Results;
Increases Full-year Gross Margin Guidance
-- Third quarter revenues up 6% driven by EXPAREL volume growth of 9% --
-- Several key milestones advance 5x30 path to growth and value creation --
-- Conference call today at 4:30 p.m. ET --
BRISBANE, CA, November 6, 2025 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today reported financial results for the third quarter of 2025.
Third Quarter 2025 Financial Highlights
•Total revenues of $179.5 million
•Net product sales of $139.9 million for EXPAREL; $29.0 million for ZILRETTA; and $6.5 million for iovera°
•Net income of $5.4 million, or $0.12 per share (basic and diluted)
•Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $49.4 million
•Non-GAAP net income of $31.8 million, or $0.72 per share (basic) and $0.70 per share (diluted)
•Repurchased 2.0 million shares of common stock at an average price of $25.30 per share, for a cost of $50.0 million
See “Non-GAAP Financial Information” below.
“Pacira delivered another quarter of strong execution across our corporate, clinical, and commercial initiatives, underscoring the momentum behind our 5x30 growth strategy,” said Frank D. Lee, chief executive officer of Pacira BioSciences. “With accelerating topline growth, expanding market access, and meaningful pipeline advancements, including the in-licensing of AMT-143, we believe we are well positioned to expand our leadership in musculoskeletal pain and adjacencies. I’m proud of our team’s continued focus and discipline, which are driving innovation, improving patient outcomes, and creating long-term value for our shareholders.”

Recent Business Highlights Meaningfully Advance 5x30 Growth Strategy
•Patient Enrollment Concluded in Phase 2 Part A Study Evaluating Safety and Efficacy of PCRX-201 for the Treatment of Osteoarthritis of the Knee. In November 2025, the company announced the conclusion of patient enrollment in Part A of the Phase 2 ASCEND study of PCRX-201 (enekinragene inzadenovec) for the treatment of osteoarthritis, or OA, of the knee. ASCEND is a two-part, randomized, double-blind, active-controlled multicenter study that will involve approximately 135 patients 45 to 80 years old with painful OA of the knee and a Kellgren-Lawrence severity grade of 2, 3 or 4. The company expects to report topline results from Part A of the study near the end of 2026.

•Exclusive License Agreement with AmacaThera for AMT-143. In November 2025, the company and AmacaThera, Inc., a clinical-stage biotechnology company specializing in drug delivery, announced an exclusive worldwide license agreement for the development and commercialization of AMT-143, a long-acting formulation of the non-opioid analgesic ropivacaine for postsurgical pain. Under the terms of the agreement, AmacaThera will receive an upfront payment of $5.0 million with the potential for future development- and sales-based milestone payments and a tiered royalty on future net product sales.

•EXPAREL Patent Portfolio Continues to Solidify Exclusivity Runway. In August 2025, the U.S. Patent and Trademark Office issued U.S. Patent No. 12,370,142 (the ‘142 patent), claiming composition of EXPAREL manufactured by an enhanced process from our large-scale batch process in San Diego, California, which demonstrated a more consistent stability profile as measured by an in-vitro release assay (IVRA). We now have 21 EXPAREL patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”). The ‘142 patent expires in July 2044. The company continues to innovate with additional EXPAREL patents forthcoming.
Third Quarter 2025 Financial Results
•Total revenues were $179.5 million in the third quarter of 2025, versus $168.6 million reported for the third quarter of 2024.
•EXPAREL net product sales were $139.9 million in the third quarter of 2025, versus $132.0 million reported for the third quarter of 2024. Third quarter volume growth of 9 percent was partially offset by a shift in vial mix and discounting associated with the launch of a new group purchasing organization (GPO) partnership.
•ZILRETTA net product sales were $29.0 million in the third quarter of 2025, versus $28.4 million reported for the third quarter of 2024.
•Third quarter 2025 iovera° net product sales were $6.5 million, versus $5.7 million reported for the third quarter of 2024.
•Sales of bupivacaine liposome injectable suspension to third-party licensees were $2.7 million in the third quarter of 2025, versus $1.6 million reported for the third quarter of 2024.
•Total operating expenses were $173.2 million in the third quarter of 2025, compared to $308.1 million in the third quarter of 2024. Included in operating expenses in the third quarter of 2025 was a $25.9 million impairment of acquired in-process research and development. Included in operating expenses in the third quarter of 2024 was a $163.2 million impairment of goodwill.

•Research and development (R&D) expenses were $26.0 million in the third quarter of 2025, compared to $19.1 million in the third quarter of 2024.
•Selling, general and administrative (SG&A) expenses were $91.8 million in the third quarter of 2025, compared to $74.3 million in the third quarter of 2024.
•GAAP net income was $5.4 million, or $0.12 per share (basic and diluted) in the third quarter of 2025, compared to a GAAP net loss of $143.5 million, or $3.11 per share (basic and diluted) in the third quarter of 2024. Included in GAAP net loss in the third quarter of 2024 was a $163.2 million impairment of goodwill.
•Non-GAAP net income was $31.8 million, or $0.72 per share (basic) and $0.70 per share (diluted) in the third quarter of 2025, compared to $38.2 million, or $0.83 per share (basic) and $0.79 per share (diluted), in the third quarter of 2024.
•Pacira ended the third quarter of 2025 with cash, cash equivalents and available-for-sale investments (“cash”) of $246.3 million.
•Adjusted EBITDA was $49.4 million in the third quarter of 2025, compared to $54.7 million in the third quarter of 2024.
•Pacira had 44.5 million and 46.1 million diluted weighted average shares of common stock outstanding in the third quarters of 2025 and 2024, respectively.
•For non-GAAP measures, Pacira had 45.4 million and 49.0 million diluted weighted average shares of common stock outstanding in the third quarters of 2025 and 2024, respectively.
See “Non-GAAP Financial Information” below.
Share Repurchase Program
During the third quarter of 2025, the company repurchased 2.0 million shares of its common stock through open market transactions for $50.0 million. At September 30, 2025, the company had $200.0 million remaining on its current share repurchase authorization, which expires December 31, 2026.

2025 Financial Guidance
Today the company is updating its full-year 2025 guidance as follows:
•Total revenue of $725 million to $735 million versus the previously guided range of $730 million to $750 million;
•Non-GAAP gross margin of 80 to 82 percent versus the previously guided range of 78 to 80 percent;
•Non-GAAP R&D expense of $95 million to $105 million versus the previously guided range of $90 million to $105 million;
•Non-GAAP SG&A expense of $310 million to $320 million versus the previously guided range of $290 million to $320 million; and
•Stock-based compensation of $56 million to $59 million versus the previously guided range of $56 million to $61 million.
See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, November 6, 2025, at 4:30 p.m. ET. For listeners who wish to participate in the question-and-answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP gross margin, non-GAAP cost of goods sold, non-GAAP R&D expense, non-GAAP SG&A expense, non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average diluted common shares outstanding, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA, because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2025 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the company’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)
Pacira today announced the granting of inducement awards on November 4, 2025 to 18 new employees under Pacira’s Amended and Restated 2014 Inducement Plan as a material inducement to each employee's entry into employment with the company. In accordance with Nasdaq Listing Rule 5635(c)(4), the awards were approved by the People and Compensation Committee of the Board of Directors.

Two employees received stock options to purchase an aggregate of 6,600 shares of Pacira common stock and 18 employees received restricted stock units for an aggregate of 27,000 shares of Pacira common stock.

The stock options have a 10-year term and a four-year vesting schedule with 25 percent of the underlying shares vesting on the first anniversary of the recipient’s first day of employment and in successive equal quarterly installments over the 36 months thereafter. The stock options have an exercise price of $22.44 per share, the closing trading price of Pacira common stock on the Nasdaq Global Select Market on the date of grant. Each restricted stock unit represents the contingent right to receive one share of Pacira common stock and the restricted stock unit awards vest annually in four equal installments beginning on November 1, 2026.

Vesting of the equity awards is subject to the employee’s continued employment with Pacira. Each equity award is also subject to the terms and conditions of an award agreement.

About Pacira
Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®º, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing the development of PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy with the potential to treat large prevalent diseases like osteoarthritis. To learn more about Pacira, visit www.pacira.com.

About EXPAREL® (bupivacaine liposome injectable suspension)

EXPAREL is indicated to produce postsurgical local analgesia via infiltration in patients aged 6 years and older, and postsurgical regional analgesia via an interscalene brachial plexus block in adults, a sciatic nerve block in the popliteal fossa in adults, and an adductor canal block in adults. The safety and effectiveness of EXPAREL have not been established to produce postsurgical regional analgesia via other nerve blocks besides an interscalene brachial plexus nerve block, a sciatic nerve block in the popliteal fossa, or an adductor canal block. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

On October 6, 2017, ZILRETTA was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera®°

The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.

Indication and Select Important Safety Information for iovera°

Indication: iovera° applies freezing cold to peripheral nerve tissue to block and/or relieve pain for up to 90 days. It should not be used to treat central nervous system tissue.

Important Safety Information

⦁    Do not receive treatment with iovera° if you experience hypersensitivity to cold or have open and/or infected wounds near the treatment site.
⦁    You may experience bruising, swelling, inflammation and/or redness, local pain and/or tenderness, and altered feeling at the site of application.
⦁    In treatment area(s), you may experience damage to the skin, skin darkening or lightening, and dimples in the skin.
⦁    You may experience a temporary loss of your ability to use your muscles normally outside of the treatment area.
⦁    Talk to your doctor before receiving treatment with iovera°.

About PCRX-201 (enekinragene inzadenovec)

PCRX-201 (enekinragene inzadenovec) features an innovative design based on the company’s proprietary high-capacity adenovirus vector platform. It is currently being studied in the fundamental, underlying chronic inflammatory processes that contribute to “wear and tear” over time in osteoarthritis of the knee, a condition that affects more than 14 million individuals in the U.S. today.

In November 2024, Pacira reported promising data from a large Phase 1 study in which PCRX-201 provided sustained improvements in knee pain, stiffness, and function through two years following local administration, with a well-tolerated safety profile. PCRX-201 has received Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration and Advanced Therapy Medicinal Products (ATMP) designation from the European Medicines Agency. PCRX-201 is the first gene therapy to achieve these clinical results and earn these regulatory designations in osteoarthritis of the knee—a testament to its promise and potential.

Given the promising Phase 1 results, dosing is underway in a Phase 2 study of PCRX-201 (the ASCEND study) for the treatment of knee osteoarthritis. To learn more about PCRX-201 and the company’s clinical development program, please visit the investor events section of the company’s investor website.

About the High-capacity Adenovirus Vector Platform

In February 2025, in support of the company’s ‘5x30’ growth strategy, Pacira acquired GQ Bio Therapeutics GmbH (GQ Bio) and its novel high-capacity adenovirus (HCAd) vector gene therapy vector platform. This platform solves many of the challenges in the field of gene therapy that have prevented its utilization in treating common diseases, such as osteoarthritis.

Key features include:

•The HCAd vector is much more efficient at delivering genes into cells compared to many other gene therapies that rely on adenovirus associated virus, or AAV, vectors. As a result, the desired effect can be achieved with much smaller doses.
•The vector used in the HCAd platform can carry up to 30,000 base pairs of DNA, which enables gene therapy with multiple or larger genes compared to AAV vectors.
•Genetic medicines based on the HCAd platform can be administered locally and have the potential for redosing at therapeutically appropriate intervals.
•Lower dose levels and efficient delivery of genes into cells means that thousands of doses can be produced in a single batch. As a result, therapies built on the HCAd platform are expected to have a commercially attractive and viable cost of goods profile.

Beyond PCRX-201 and other product candidates in preclinical development, the company has identified numerous well-validated cytokines that could also be the basis for locally administered genetic therapies using the HCAd platform.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: '5x30', our growth and business strategy, our future outlook, the strength and efficacy of our intellectual property protection and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act, the expected cost savings and benefits of a July 2025 reduction in force and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: the failure to realize the anticipated benefits and synergies from the acquisition of GQ Bio Therapeutics GmbH; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA, iovera° and any of our other product candidates, including PCRX-201; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (“pMVL”) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the Company and the anticipated funding or benefits of our share repurchase program. and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

###

Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Sara Marino, (973) 370-5430 sara.marino@pacira.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$147,589	$276,774
Short-term available-for-sale investments	98,745	207,841
Accounts receivable, net	115,268	113,304
Inventories, net	157,680	125,282
Prepaid expenses and other current assets	43,469	21,929
Total current assets	562,751	745,130
Fixed assets, net	147,388	167,169
Right-of-use assets, net	44,266	49,222
Goodwill	20,317	—
Intangible assets, net	382,396	425,970
Deferred tax assets	120,188	130,376
Investments and other assets	20,271	35,649
Total assets	$1,297,577	$1,553,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,687	$19,133
Accrued expenses	79,643	80,124
Lease liabilities	9,748	8,887
Current portion of long-term debt, net	—	201,776
Total current liabilities	107,078	309,920
Long-term debt, net	376,721	383,545
Lease liabilities	38,839	44,645
Contingent consideration	17,834	20,241
Deferred tax liabilities	4,587	—
Other liabilities	25,304	16,817
Total stockholders’ equity	727,214	778,348
Total liabilities and stockholders’ equity	$1,297,577	$1,553,516

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net product sales:
EXPAREL	$139,902	$132,004	$419,348	$401,286
ZILRETTA	28,982	28,420	83,654	84,966
iovera°	6,465	5,655	17,176	16,359
Bupivacaine liposome injectable suspension	2,691	1,643	5,803	7,322
Total net product sales	178,040	167,722	525,981	509,933
Royalty revenue	1,476	851	3,557	3,780
Total revenues	179,516	168,573	529,538	513,713
Operating expenses:
Cost of goods sold	34,278	38,864	109,450	130,542
Research and development	25,966	19,104	79,859	57,680
Selling, general and administrative	91,797	74,333	267,151	214,485
Amortization of acquired intangible assets	14,322	14,322	42,966	42,966
Goodwill impairment	—	163,243	—	163,243
Contingent consideration charges (gains), acquisition-related expenses, restructuring and other	6,791	(1,766)	13,261	2,872
Total operating expenses	173,154	308,100	512,687	611,788
Income (loss) from operations	6,362	(139,527)	16,851	(98,075)
Other income (expense):
Interest income	8,534	5,482	20,437	14,134
Interest expense	(4,279)	(4,689)	(13,554)	(11,889)
(Loss) gain on early extinguishment of debt	(983)	—	(983)	7,518
Other, net	(110)	(122)	(6,448)	(320)
Total other income (expense), net	3,162	671	(548)	9,443
Income (loss) before income taxes	9,524	(138,856)	16,303	(88,632)
Income tax expense	(4,092)	(4,610)	(10,906)	(26,969)
Net income (loss)	$5,432	$(143,466)	$5,397	$(115,601)

Net income (loss) per common share:
Basic and diluted net income (loss) per common share	$0.12	$(3.11)	$0.12	$(2.50)
Weighted average common shares outstanding:
Basic	44,038	46,134	45,257	46,269
Diluted	44,459	46,134	45,729	46,269

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
GAAP net income (loss)	$5,432	$(143,466)	$5,397	$(115,601)

Non-GAAP adjustments:
Contingent consideration charges (gains), acquisition-related expenses, restructuring and other:
Changes in the fair value of contingent consideration	625	(3,244)	(2,407)	(5,541)
Restructuring charges (1) (2) (3)	3,728	403	3,728	4,207
Acquisition-related expenses (4)	(280)	285	2,222	689
Legal settlement (5)	—	—	7,000	—
Legal judgment (6)	(23,148)	—	(23,148)	—
Impairment of acquired in-process research & development (IPR&D) (7)	25,866	—	25,866	—
Goodwill impairment (8)	—	163,243	—	163,243
Stock-based compensation	13,978	13,230	44,003	38,905
Accrued key employee holdback (9)	1,151	—	2,609	—
Chief Executive Officer transition costs (10)	—	174	—	745
Decommissioning of manufacturing suite (11)	—	—	6,521	—
Interest on legal judgment (12)	(5,200)	—	(5,200)	—
Realized gain on equity investment	—	—	(4,227)	—
Loss (gain) on early extinguishment of debt	983	—	983	(7,518)
Amortization of debt discount	56	23	101	70
Amortization of acquired intangible assets	14,322	14,322	42,966	42,966
Impairment on investment	—	—	11,000	—
Tax impact of non-GAAP adjustments (13)	(5,672)	(6,813)	(19,550)	(8,703)
Total non-GAAP adjustments	26,409	181,623	92,467	229,063

Non-GAAP net income	$31,841	$38,157	$97,864	$113,462

GAAP basic and diluted net income (loss) per common share	$0.12	$(3.11)	$0.12	$(2.50)

Non-GAAP basic net income per common share	$0.72	$0.83	$2.16	$2.45
Non-GAAP diluted net income per common share	$0.70	$0.79	$2.07	$2.29

Non-GAAP net income	$31,841	$38,157	$97,864	$113,462
Interest expense on convertible senior notes, net of tax (14)	178	518	1,213	2,308
Non-GAAP net income used for diluted earnings per common share (14)	$32,019	$38,675	$99,077	$115,770

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Weighted average common shares outstanding - basic	44,038	46,134	45,257	46,269
Weighted average common shares outstanding - diluted	44,459	46,134	45,729	46,269
Non-GAAP weighted average common shares outstanding - basic	44,038	46,134	45,257	46,269
Non-GAAP weighted average common shares outstanding - diluted (14)	45,431	48,971	47,934	50,568

(1) In July 2025, as a result of improving manufacturing efficiencies for EXPAREL, the Company instituted a reduction in force at our Science Center Campus in San Diego, California. Our enhanced efficiencies are the result of our multi-year investment in two large-scale 200+ liter EXPAREL batch manufacturing suites located in San Diego and Swindon, U.K., which commenced commercial production in 2024 and 2021, respectively. As a result, during both the three and nine months ended September 30, 2025, the Company recognized $3.7 million of employee termination benefit charges which consist of garden leave under California employment law, severance, healthcare benefits, and, to a lesser extent, other one-time termination benefits.

(2) In the first quarter of 2024, the Company initiated a restructuring plan designed to ensure it is well positioned for long-term growth. The restructuring plan included: (i) reshaping its executive team; (ii) reallocating efforts and resources from its ex-U.S. and certain early-stage development programs to its commercial portfolio in the U.S. market; and (iii) reprioritizing investments to enhance key commercial capabilities and expand EXPAREL utilization. The 2024 charges related to employee termination benefits, severance, and, to a lesser extent, other employment-related termination costs.

(3) Approximately $0.8 million and $3.5 million of restructuring charges were excluded from this line item as it was included in the stock-based compensation line item for the three and nine months ended September 30, 2024, respectively.

(4) During the three and nine months ended September 30, 2025, acquisition-related expenses mainly related to third-party services and legal fees associated with the acquisition of GQ Bio. During the three and nine months ended September 30, 2024, acquisition-related fees related to vacant and underutilized leases assumed from the acquisition of Flexion Therapeutics, Inc.

(5) The Company recognized $7.0 million of legal settlement costs during the nine months ended September 30, 2025 related to the settlement of the patent infringement suits against Fresenius Kabi USA, LLC, eVenus Pharmaceuticals Laboratories, Inc., and Jiangsu Hengrui Pharmaceuticals Co., Ltd.

(6) The Company recognized other operating income of $23.1 million during both the three and nine months ended September 30, 2025 upon receipt of a cash payment associated with the U.S. District Court for the District of Nevada issuing judgment declaring that the Research Development Foundation was required to repay the Company the royalties on EXPAREL sales that the Company previously paid under protest.

(7) The Company recognized an impairment of $25.9 million during the three and nine months ended September 30, 2025 for an acquired IPR&D intangible asset related to ZILRETTA for the treatment of OA pain of the shoulder based on its previous carrying value of $33.9 million exceeding its current fair value of $8.0 million.

(8) During the three months ended September 30, 2024, the United States Food and Drug Administration approved a generic competitor to EXPAREL and a U.S. District Court ruled that one of our patents was not valid. Due to these events and a subsequent decrease in our common stock price, it was determined these qualitative factors indicated it was more likely than not that the fair value of goodwill may be less than its carrying value. Accordingly, we performed a quantitative assessment through a discounted cash flow model (or income approach), which resulted in the carrying value of the Company exceeding its fair value by more than the goodwill balance. As a result, a goodwill impairment of $163.2 million was recognized during the three months ended September 30, 2024.

(9) In February 2025, Pacira Therapeutics, Inc., a wholly-owned subsidiary of the Company, acquired the remaining 81% of GQ Bio. As part of the purchase agreement, $7.8 million of expense will be recognized and paid over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20% at each year’s respective anniversary.

(10) The Company appointed a new chief executive officer (“CEO”) effective January 2, 2024. During the three and nine months ended September 30, 2024, CEO transition costs included compensation costs related to the transition of the former CEO.

(11) In July 2025, the Company announced it decommissioned its 45-liter EXPAREL batch manufacturing suite located at its Science Center Campus in San Diego, California, and reduced its workforce accordingly. As a result, during the nine months ended September 30, 2025, the Company recognized $5.5 million of accelerated depreciation expense on fixed assets and reserved $1.0 million of raw materials associated with this manufacturing suite.

(12) In June 2025, the U.S. District Court for the District of Nevada issued judgment in favor of the company declaring that the Research Development Foundation (“RDF”) repay the Company $23.1 million in royalties on EXPAREL sales that were previously paid to RDF under protest. The Nevada Court also awarded the Company an additional interest payment of $5.2 million in statutory interest on the royalties previously paid to RDF under protest.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands) (unaudited)
(13) The tax impact of non-GAAP adjustments is computed by: (i) applying the statutory tax rate to the income or expense adjusted items; (ii) applying a zero-tax rate to adjusted items where a valuation allowance exists; and (iii) excluding discrete tax benefits and expenses, primarily associated with tax deductible and non-deductible stock-based compensation.
For the three and nine months ended September 30, 2025, the GAAP effective income tax rates were approximately 43% and 67%, respectively. For the three and nine months ended September 30, 2025, the non-GAAP effective income tax rates were approximately 23% and 24%, respectively. The difference from GAAP primarily relates to the impact of excluding discrete tax expense for non-deductible stock-based compensation. The nine months ended September 30, 2025 also reflects a difference from GAAP related to excluding non-deductible executive compensation.
For the three and nine months ended September 30, 2024, the GAAP effective income tax rates were approximately (3)% and (30)%, respectively, and the non-GAAP effective income tax rates for the three and nine months ended September 30, 2024 were approximately 23% and 24%, respectively, with the difference from GAAP primarily related to the impact of excluding discrete tax expense related to non-deductible goodwill impairment charges. The nine months ended September 30, 2024 also reflected a difference from GAAP related to excluding discrete tax expense for non-deductible stock-based compensation, mainly related to expired stock options.

(14) For the three and nine months ended September 30, 2025, the 0.75% convertible senior notes due 2025 (“2025 Notes”) were excluded from diluted net income per common share on a GAAP basis as the impact would have been antidilutive. For the three and nine months ended September 30, 2024, the 2025 Notes, stock options, restricted stock units and employee stock purchase plan share options were excluded from diluted net income per common share on a GAAP basis as the impact would have been antidilutive. These potential securities resulted in a dilutive impact on diluted net income per common share reported on a non-GAAP basis.
For the three and nine months ended September 30, 2025, non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they converted on the first day of the period presented, which resulted in an additional 1.0 million and 2.2 million common shares, respectively, upon an assumed conversion and added back $0.2 million and $1.2 million of interest expense, respectively, net of tax, to non-GAAP net income.
For the three and nine months ended September 30, 2024, non-GAAP adjustments to diluted weighted average shares outstanding included the impact of the 2025 Notes as if they were converted on the first day of the period presented, which resulted in an additional 2.8 million and 4.2 million common shares, respectively, upon an assumed conversion and added back $0.5 million and $2.3 million of interest expense, net of tax, to non-GAAP net income.
We had the option to settle our 2025 Notes in cash, shares of our common stock or a combination of cash and shares of our common stock. The 2025 Notes matured on August 1, 2025 and were repaid in cash.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except percentages) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cost of goods sold reconciliation:
GAAP cost of goods sold	$34,278	$38,864	$109,450	$130,542
Stock-based compensation	(1,506)	(1,509)	(4,904)	(3,896)
Decommissioning of manufacturing suite	—	—	(6,521)	—
Non-GAAP cost of goods sold	$32,772	$37,355	$98,025	$126,646

Gross margin reconciliation:
Total revenues	$179,516	$168,573	$529,538	$513,713
GAAP gross margin	$145,238	$129,709	$420,088	$383,171
GAAP gross margin percentage	81%	77%	79%	75%
Adjustments to GAAP gross margin:
Stock-based compensation	1,506	1,509	4,904	3,896
Decommissioning of manufacturing suite	—	—	6,521	—
Non-GAAP gross margin	$146,744	$131,218	$431,513	$387,067
Non-GAAP gross margin percentage	82%	78%	81%	75%

Research and development reconciliation:
GAAP research and development	$25,966	$19,104	$79,859	$57,680
Stock-based compensation	(2,326)	(1,794)	(6,974)	(5,522)
Accrued key employee holdback	(1,151)	—	(2,609)	—
Non-GAAP research and development	$22,489	$17,310	$70,276	$52,158

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$91,797	$74,333	$267,151	$214,485
CEO transition costs	—	(174)	—	(745)
Stock-based compensation	(10,146)	(9,137)	(32,125)	(25,970)
Non-GAAP selling, general and administrative	$81,651	$65,022	$235,026	$187,770

Weighted average common shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	44,459	46,134	45,729	46,269
Dilutive common shares associated with the 2025 Notes	972	2,821	2,205	4,184
Dilutive common shares associated with stock options, restricted stock units and employee stock purchase plan	—	16	—	115
Non-GAAP weighted average common shares outstanding - diluted	45,431	48,971	47,934	50,568

Pacira BioSciences, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
GAAP net income (loss)	$5,432	$(143,466)	$5,397	$(115,601)

Interest income	(8,534)	(5,482)	(20,437)	(14,134)
Interest expense (1)	4,279	4,689	13,554	11,889
Income tax expense	4,092	4,610	10,906	26,969
Depreciation expense	6,869	5,931	26,715	14,576
Amortization of acquired intangible assets	14,322	14,322	42,966	42,966
EBITDA	26,460	(119,396)	79,101	(33,335)

Other adjustments:
Contingent consideration charges (gains), acquisition-related expenses, restructuring and other:
Changes in the fair value of contingent consideration	625	(3,244)	(2,407)	(5,541)
Restructuring charges (2)	3,728	403	3,728	4,207
Acquisition-related expenses	(280)	285	2,222	689
Legal settlement	—	—	7,000	—
Legal judgment	(23,148)	—	(23,148)	—
Impairment of acquired IPR&D	25,866	—	25,866	—
Goodwill impairment	—	163,243	—	163,243
Stock-based compensation	13,978	13,230	44,003	38,905
Accrued key employee holdback	1,151	—	2,609	—
CEO transition costs	—	174	—	745
Decommissioning of manufacturing suite (3)	—	—	1,028	—
Realized gain on equity investment	—	—	(4,227)	—
Loss (gain) on early extinguishment of debt	983	—	983	(7,518)
Impairment on investment	—	—	11,000	—
Adjusted EBITDA	$49,363	$54,695	$147,758	$161,395
(1) Includes amortization of debt discount and debt issuance costs.
(2) Approximately $0.8 million and $3.5 million of restructuring charges were excluded from this line item as they were included in the stock-based compensation line item for the three and nine months ended September 30, 2024, respectively.
(3) Excludes $5.5 million of accelerated depreciation expense on fixed assets associated with the decommissioned 45-liter EXPAREL batch manufacturing suite, which is included in EBITDA above.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2025 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Financial Guidance	GAAP	Impact of GAAP to Non-GAAP Adjustments (1)	Non-GAAP
Total revenues	$725 to $735	—	$725 to $735
Gross margin	78% to 80%	Approximately 2%	80% to 82%
Research and development expense	$106 to $118	$11 to $13	$95 to $105
Selling, general and administrative expense	$351 to $364	$41 to $44	$310 to $320
Stock-based compensation	$56 to $59	—	—
(1) The full-year impact of GAAP to Non-GAAP adjustments relates to stock-based compensation, the decommissioning of the 45-liter EXPAREL batch manufacturing suite and key employee holdback expense associated with the acquisition of GQ Bio that will be recognized and paid over three years pursuant to a key employee holdback agreement in increments of 50%, 30% and 20% at each year’s respective anniversary.